FOR IMMEDIATE RELEASE
JUNE 25, 2007

Generex Biotechnology to Initiate
Phase III Clinical Trial of
Generex Oral-lyn™ in 2007 Third Quarter

Company to Commence Patient Dosing by Year-end

Worcester, MA - June 25, 2007 - Generex Biotechnology Corporation (NasdaqCM:GNBT), the leader in drug delivery for metabolic diseases through the inner lining of the mouth, announced today at the 67th Scientific Sessions of the American Diabetes Association in Chicago that the Company is preparing to commence a Phase III clinical trial of Generex Oral-lyn, the Company’s proprietary oral insulin spray product. The Company has been establishing regulatory and clinical management teams to execute the trials in the United States and abroad. The clinical trial will be undertaken pursuant to a Phase III protocol approved by Health Canada. The United States Food and Drug Administration’s review period for the protocol recently lapsed without objection.

The Company expects to begin dosing patients before the end of the year in centers in the United States, Canada, and Europe.

The six month trial is expected to include 750 patients with Type 1 diabetes mellitus. Patient enrollment is expected to begin during the third or fourth quarter of calendar year 2007 and expand to several global centers over the course of the study. The primary objective of the study is to compare the efficacy of Generex Oral-lyn™ and the RapidMist™ Diabetes Management System with that of standard regular injectable human insulin therapy as measured by HbA1c, in patients with Type-1 diabetes mellitus.

“We are excited to be taking our flagship product into a pivotal Phase III trial, which we believe will represent the final step to achieving approval to market Generex Oral-lyn in North America and Europe,” said Anna Gluskin, the Company’s President & Chief Executive Officer. “We enter this trial with a great deal of confidence that the results will validate the successful outcomes that patients have experienced in previous clinical trials. This milestone is the culmination of many years of research and development and many successful clinical trials and will set the stage for the global commercialization of Generex Oral-lyn.”

Generex has engaged OSMOS Clinical Research, Inc. (www.osmos.us) of San Francisco, CA to assist the Company with global project management of the Phase III clinical trial. OSMOS has an impressive client roster and over the past few years has provided clinical services for many successful clinical development programs.

In addition, the Company has engaged Beckloff Associates, Inc. (www.beckloff.com), a Cardinal Health company, to assist the Company with the Generex Oral-lyn Phase III study through the design and implementation of efficient global scientific and regulatory strategies. Beckloff provides a wide range of consulting services required to obtain marketing approval for drugs, biologics, and medical devices for the United States, Canadian, and European markets.

As previously announced, the Company has engaged Cardinal Health PTS, LLC to produce Generex Oral-lyn for clinical trials. Pursuant to pre-extant supply arrangements, the Company’s third-party suppliers have been manufacturing the quantities of the RapidMist™ device components (valves, canisters, actuators, dust caps), the insulin, and the formulary excipients that will be required for the Cardinal Health production. In addition, the Company’s Regulatory Affairs, Quality Control and R&D personnel have been working with Cardinal Health to prepare and validate the Cardinal Health production processes.

About Generex

Generex is engaged in the research and development of drug delivery systems and technologies. Generex has developed a proprietary platform technology for the delivery of drugs into the human body through the oral cavity (with no deposit in the lungs). The Company’s proprietary liquid formulations allow drugs typically administered by injection to be absorbed into the body by the lining of the inner mouth using the Company’s proprietary RapidMist™ device. The Company’s flagship product, oral insulin (Generex Oral-lyn™), which is available for sale in Ecuador for the treatment of patients with Type-1 and Type-2 diabetes, is in various stages of clinical trials around the world. For more information, visit the Generex website at www.generex.com.

Safe Harbor Statement: This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," “forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2006, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex cannot be sure when or if it will be permitted by regulatory agencies to undertake additional clinical trials or to commence any particular phase of clinical trials. Because of this, statements regarding the expected timing of clinical trials cannot be regarded as actual predictions of when Generex will obtain regulatory approval for any “phase” of clinical trials. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.
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For more information, please contact:

For Generex:

Shayne Gilliatt of Generex
800-391-6755 or 416-364-2551

Andrew Hellman of CEOcast, Inc.
212-732-4300